Exhibit 99.1

Intel Posts Record Third-Quarter Revenue of $10.2 Billion

  Revenue up 8 Percent Sequentially
  Gross Margin 59 Percent; Operating Margin 30 Percent
  Operating Income of $3.1 Billion up 37 Percent Sequentially
  Net Income $2 Billion
  EPS 35 Cents

SANTA CLARA, Calif.--(BUSINESS WIRE)--October 14, 2008--Intel Corporation today announced record third-quarter revenue of $10.2 billion along with operating income of $3.1 billion, net income of $2 billion and earnings per share (EPS) of 35 cents.

“Intel delivered the best third-quarter revenue in its history,” said Paul Otellini, Intel president and CEO. “We were solidly profitable, with operating income of over $3 billion, reflecting strong across-the-board execution and best-of-class products.”

“As we look to Q4, it is hard to know what impact the financial crisis will have on end customer demand. We are confident that our product portfolio, strong cash flow, commitment to deploying new technology and market momentum will allow us to outpace peer companies at a time when business levels are difficult to predict.”

	Q3 2008	vs. Q3 2007	vs. Q2 2008
Revenue	$10.2 billion	+1%	+8%
Operating Income	$3.1 billion	+44%	+37%
Net Income	$2 billion	+12%	+26%
EPS	35 cents	+17%	+25%
Q3 2008 results included an impairment of the Numonyx investment that net of tax benefits resulted in a $162-million charge. Q3 2007 results included $125 million in restructuring and asset impairment charges; the results also included significantly higher revenue from divested businesses such as NOR flash and cellular baseband products. Q2 2008 results included $96 million in restructuring charges.

Key Financial Information

  Microprocessor and chipset units both set records.
  Revenue from Intel® Atom™ microprocessors and chipsets into the new netbook and nettop segments was approximately $200 million.
  The total microprocessor average selling price (ASP) was lower sequentially.
  Excluding shipments of Intel Atom microprocessors, the ASP was flat.
  Gross margin of 58.9 percent was up from 55.4 percent in the second quarter. The increase was driven primarily by lower microprocessor unit costs and higher microprocessor revenue.
  The net loss from equity investments and interest and other was $265 million, greater than the expected net loss of $30 million, primarily driven by a $250-million impairment of the company’s investment in Numonyx.
  The effective tax rate was 28.9 percent, lower than the expectation of approximately 33 percent.
  The company used $2.1 billion to repurchase 93 million shares of its common stock.

Business Outlook

Intel’s Business Outlook does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Oct. 13. Current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that Intel’s actual results could differ materially from expectations.

Q4 2008:

  Revenue: Between $10.1 billion and $10.9 billion.
  Gross margin: 59 percent plus or minus a couple of points.
  Spending (R&D plus MG&A): Approximately $2.9 billion.
  Restructuring and asset impairment charges: Approximately $250 million. The expected charges are primarily driven by the decision by Intel and Micron to discontinue the supply of NAND flash memory from a 200mm facility within the IMFT manufacturing network.
  Net gain or loss from equity investments and interest and other: Net loss of approximately $50 million.
  Tax rate: Approximately 29 percent, lower than the previous expectation of approximately 33 percent.
  Depreciation: Approximately $1.1 billion.

Full-Year 2008:

  Spending (R&D plus MG&A): Approximately $11.5 billion, lower than the previous expectation of approximately $11.7 billion dollars.
  R&D: Approximately $5.9 billion, lower than the previous expectation of approximately $6 billion.
  Capital spending: $5 billion plus or minus $100 million, as compared to the previous expectation of $5.2 billion plus or minus $200 million.

Status of Business Outlook

During the quarter, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Due to the uncertain economic environment, Intel intends to publish a mid-quarter business update this quarter. From the close of business on Nov. 28 until publication of the mid-quarter update on Dec. 4, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

  Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could negatively affect product demand and other related matters. Consequently, demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.
  Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; Intel’s ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient supply of components from suppliers to meet demand.

  The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.
  Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits, and impairments of long-lived assets.
  Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  The recent financial crisis affecting the banking system and financial markets and the going concern threats to investment banks and other financial institutions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit and equity markets. There could be a number of follow-on effects from the credit crisis on Intel’s business, including insolvency of key suppliers resulting in product delays; inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies; counterparty failures negatively impacting our treasury operations; increased expense or inability to obtain short-term financing of Intel’s operations from the issuance of commercial paper; and increased impairments from the inability of investee companies to obtain financing. Gains or losses from equity securities and interest and other could also vary from expectations depending on gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to debt securities as well as equity and other investments; interest rates; cash balances; and changes in fair value of derivative instruments. The current volatility in the financial markets and overall economic uncertainty increases the risk that the actual amounts realized in the future on our debt and equity investments will differ significantly from the fair values currently assigned to them.
  The majority of our non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to our investments in this market segment could result in significant impairment charges, impacting gains/losses on equity investments and interest and other.
  Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended June 28, 2008.

Earnings Webcast

Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A webcast replay and MP3 audio download will also be made available on the site.

Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com

INTC/IR

Intel, the Intel logo and Intel Atom are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
NET REVENUE	$10,217	$10,090	$29,360	$27,622
Cost of sales	4,198	4,919	12,885	13,944
GROSS MARGIN	6,019	5,171	16,475	13,678

Research and development	1,471	1,521	4,406	4,274
Marketing, general and administrative	1,416	1,381	4,195	3,953
Restructuring and asset impairment charges	34	125	459	282
OPERATING EXPENSES	2,921	3,027	9,060	8,509
OPERATING INCOME	3,098	2,144	7,415	5,169
Gains (losses) on equity investments, net	(396)	148	(564)	176
Interest and other, net	131	211	466	560
INCOME BEFORE TAXES	2,833	2,503	7,317	5,905
Provision for taxes	819	712	2,259	1,200
NET INCOME	$2,014	$1,791	$5,058	$4,705

BASIC EARNINGS PER COMMON SHARE	$0.36	$0.31	$0.89	$0.81
DILUTED EARNINGS PER COMMON SHARE	$0.35	$0.30	$0.87	$0.79

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,603	5,837	5,696	5,808
DILUTED	5,692	5,967	5,790	5,919

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Sept. 27,	Jun. 28,	Dec. 29,
	2008	2008	2007
CURRENT ASSETS
Cash and cash equivalents	$3,854	$4,079	$7,307
Short-term investments	4,433	4,312	5,490
Trading assets	3,917	3,570	2,566
Accounts receivable, net	2,782	2,399	2,576
Inventories:
Raw materials	583	580	507
Work in process	1,427	1,355	1,460
Finished goods	1,388	1,330	1,403
	3,398	3,265	3,370
Deferred tax assets	1,430	1,209	1,186
Other current assets	1,609	944	1,390
TOTAL CURRENT ASSETS	21,423	19,778	23,885

Property, plant and equipment, net	17,026	16,723	16,918
Marketable equity securities	401	644	987
Other long-term investments	3,820	4,651	4,398
Goodwill	3,924	3,915	3,916
Other long-term assets	6,125	6,681	5,547
TOTAL ASSETS	$52,719	$52,392	$55,651

CURRENT LIABILITIES
Short-term debt	$467	$175	$142
Accounts payable	2,507	2,379	2,361
Accrued compensation and benefits	1,858	1,658	2,417
Accrued advertising	882	787	749
Deferred income on shipments to distributors	656	665	625
Other accrued liabilities	3,698	2,368	1,938
Income taxes payable	-	-	339
TOTAL CURRENT LIABILITIES	10,068	8,032	8,571

Long-term income taxes payable	782	760	785
Deferred tax liabilities	36	171	411
Long-term debt	1,889	1,892	1,980
Other long-term liabilities	1,033	1,176	1,142
Stockholders' equity:
Preferred stock	-	-	-
Common stock and capital in excess of par value	12,744	12,452	11,653
Accumulated other comprehensive income (loss)	(136)	129	261
Retained earnings	26,303	27,780	30,848
TOTAL STOCKHOLDERS' EQUITY	38,911	40,361	42,762
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$52,719	$52,392	$55,651

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q3 2008	Q2 2008	Q3 2007
GEOGRAPHIC REVENUE:
Asia-Pacific	$5,389	$4,805	$5,205
	53%	51%	52%
Americas	$1,887	$1,985	$2,067
	19%	21%	20%
Europe	$1,883	$1,741	$1,824
	18%	18%	18%
Japan	$1,058	$939	$994
	10%	10%	10%

CASH INVESTMENTS:
Cash and short-term investments	$8,287	$8,391	$10,796
Trading assets - marketable debt securities (1)	3,508	3,127	1,732
Total cash investments	$11,795	$11,518	$12,528

TRADING ASSETS:
Trading assets - equity securities
offsetting deferred compensation (2)	$409	$443	$493
Total trading assets - sum of 1+2	$3,917	$3,570	$2,225

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,059	$1,042	$1,098
Share-based compensation	$197	$243	$227
Amortization of intangibles	$68	$63	$65
Capital spending	($1,374)	($1,151)	($1,088)
Stock repurchase program	($2,117)	($2,500)	($750)
Proceeds from sales of shares to employees, tax benefit & other	$277	$381	$908
Dividends paid	($783)	($800)	($657)
Net cash received/(used) for divestitures/acquisitions	($9)	-	($42)

EARNINGS PER SHARE INFORMATION:
Weighted average common shares outstanding - basic	5,603	5,699	5,837
Dilutive effect of employee equity incentive plans	38	50	79
Dilutive effect of convertible debt	51	51	51
Weighted average common shares outstanding - diluted	5,692	5,800	5,967

STOCK BUYBACK:
Shares repurchased	93	109	30
Cumulative shares repurchased (in billions)	3.3	3.2	2.9
Remaining dollars authorized for buyback (in billions)	$7.4	$9.5	$16.0

OTHER INFORMATION:
Employees (in thousands)	83.5	81.8	88.1

INTEL CORPORATION
SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
($ in millions)

	Three Months Ended		Nine Months Ended
OPERATING SEGMENT INFORMATION:	Q3 2008	Q3 2007	Q3 2008	Q3 2007
Digital Enterprise Group
Microprocessor revenue	4,069	4,106	12,413	11,456
Chipset, motherboard and other revenue	1,249	1,406	3,719	3,887
Net revenue	5,318	5,512	16,132	15,343
Operating income	1,768	1,378	5,242	3,113

Mobility Group
Microprocessor revenue	3,387	2,832	8,855	7,671
Chipset and other revenue	1,294	1,139	3,292	2,903
Net revenue	4,681	3,971	12,147	10,574
Operating income	1,849	1,294	4,265	3,928

All Other
Net revenue	218	607	1,081	1,705
Operating loss	(519)	(528)	(2,092)	(1,872)

Total
Net revenue	10,217	10,090	29,360	27,622
Operating income	3,098	2,144	7,415	5,169